Exhibit 4.71

Confirmation Letter

Qiyi.com, Inc. (“QIYI Cayman”, which has been renamed to iQIYI, Inc. as of November 30, 2017) and _______ have entered into an Exclusive Call Option Agreement dated _____________ (the “Agreement”), whereby it is provided that the Agreement shall become effective on ________for a term of ten years, which term shall be renewable upon confirmation thereof by QIYI Cayman in writing prior to its expiration. Based on the above provision and considering the Agreement shall expire on ________, it is hereby confirmed by QIYI Cayman that the term of the Agreement shall be renewed for a period of 10 years and expire on ________.

(No text below)

On behalf of

iQIYI, Inc.

By:	/s/GONG Yu
Dated:	February 10, 2023

Schedule A

The following schedule sets forth similar Confirmation Letters iQIYI, Inc. entered into with other parties. Other than the information set forth below, there is no material difference between such other Confirmation Letters and this exhibit.

Original Agreement	Counterparties of Original Agreement	Execution Date of Original Agreement	Initial Term of Original Agreement	Updated Termination Date of Original Agreement
Exclusive Call Option Agreement	Beijing QIYI Century Science & Technology Co., Ltd., Shanghai iQIYI Culture Media Co., Ltd., Xiaohua Geng, Yu Gong	October 25, 2013	October 25, 2013 – October 25, 2023	October 25, 2033
Exclusive Call Option Agreement	Beijing QIYI Century Science & Technology Co., Ltd. , Shanghai iQIYI Culture Media Co., Ltd., Xiaohua Geng, Yu Gong	January 14, 2014	January 14, 2014 – January 14, 2024	January 14, 2034